RESTATED CHARTER

                                       OF

                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES

                                      Under
                             Sections 1206 and 7312
                            of the Insurance Law and
                                   Section 807
                         of the Business Corporation Law

         The undersigned, being Chairman of the Board and Chief Executive Officer and Secretary of The Equitable Life Assurance Society of the United States, respectively, hereby certify:

         1. The name of the corporation is The Equitable Life Assurance Society of the United States.

         2. The Charter of the corporation was filed by the County Clerk's Office of the City and County of New York on July 26, 1859, pursuant to Chapter 463 of the Laws of 1853.

         3. The Charter of the corporation is hereby amended, as authorized by Sections 1206 and 7312 of the Insurance Law of the State of New York (the "Insurance Law") and Section 801 of the Business Corporation Law of the State of New York, in connection with the reorganization of the corporation from a mutual life insurance company to a stock life insurance company pursuant to Section 7312 of the Insurance Law (a) to establish the stated capital of the corporation in the amount of $2,000,000 and to authorize 2,000,000 Common Shares, par value $1.00 per share, as the shares of the corporation, (b) to change references in the Charter from "mutual" to "stock" and from "policyholder" to "shareholder",
(c) to revise the provisions relating to (i) the quorum requirement for the transaction of business by the Board of Directors, (ii) the classification of the Board of Directors, (iii) the removal of Directors and the filling of vacancies in the Board of Directors and (iv) the election of officers of the corporation, and (d) to make other changes generally reorganizing and simplifying the Charter.

         4. The text of the Charter, as amended by the filing of this Restated Charter, is hereby restated to read in full as follows:

         FIRST: The name of the corporation shall continue to be The Equitable Life Assurance Society of the United States.

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         SECOND:  The principal office of the corporation shall be located in the City of New York, County of New York, State of New York.

         THIRD: (a) The business to be transacted by the corporation shall be the kinds of insurance business specified in Paragraphs 1, 2, and 3 of Subsection (a) of Section 1113 of the Insurance Law of the State of New York, as follows:

                  (1) "Life insurance" every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or
                      (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total permanent disability of the insured, and optional modes of settlement of proceeds. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (2) "Annuities": all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph (1) above. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (3) "Accident and health insurance": (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item
                      (ii) hereof; and (ii) non-cancelable disability insurance, meaning


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                      insurance  against  disability  resulting  from  sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

                  and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted; such other kind or kinds of business now or hereafter authorized by the laws of the State of New York to stock life insurance companies; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

                  (b) The corporation shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

         FOURTH: The business of the corporation shall be managed under the direction of the Board of Directors.

         FIFTH: (a) The Board of Directors shall consist of not less that 13 (except for vacancies temporarily unfilled) not more than 36 Directors, as may be determined from time to time by a vote of a majority of the entire Board of Directors. No decrease in the number of Directors shall shorten the term of any incumbent Director.

                  (b) The Board of Directors shall have the power to adopt from time to time such by-laws, rules and regulations for the governance of the officers, employees and agents and for the management of affairs of the corporation, not inconsistent with this Charter and the laws of the State of New York, as may be expedient, and to amend or repeal such by-laws, rules and regulations, except as provided in the By-Laws.

                  (c) Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders.

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                  (d) No Director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or were acts or omissions which (a) he or she knew or reasonably should have known violated the Insurance Law of the State of New York or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of the State of New York (or any regulations promulgated thereunder) or (c) constituted a knowing violation of (ii) the liability of a Director for any act or omission prior to September 21, 1989.

         SIXTH: (a) The Directors of the corporation shall be elected at each annual meeting of shareholders of the corporation in the manner prescribed by law. The annual meeting of shareholders shall be held at such place, within or without the State of New York, and at such time as may be fixed by or under the By-Laws. Effective upon the effectiveness of the corporation's reorganization pursuant to Section 7312 of the Insurance Law of the State of New York, the Board of Directors shall no longer be divided into three classes. At each annual meeting of shareholders, directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders.

                  (b) Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors shall be filled by vote of the shareholders.

                  (c) Each Director shall be at least twenty-one years of age, and at all times a majority of the Directors shall be citizens and residents of the United States, and not less than three of the Directors shall be residents of the State of New York.

                  (d) The Board of Directors shall elect such officers as are provided for in the By-Laws at the first meeting of the Board of Directors following each annual meeting of the shareholders. In the event of the failure to elect officers at such meeting, officers may be elected at any regular or special meeting of the Board of Directors. A vacancy in any office may be filled by the Board of Directors at any regular or special meeting.

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         SEVENTH: The duration of the corporate existence of the corporation shall be perpetual.

         EIGHTH: The amount of the capital of the corporation shall be $2,000,000 and shall consist of 2,000,000 Common Shares, par value $1.00 per share.

         5. The foregoing Amendment and Restatement of the Charter was authorized by the affirmative vote of two-thirds of all votes cast on May 6, 1992 by policyholders entitled to vote on the plan of reorganization of the corporation pursuant to Section 7312 of the Insurance Law.

         IN WITNESS WHEREOF, the undersigned have signed this Certificate this 6th day of August, 1992.


                                       /s/ Richard H. Jenrette
                                       -----------------------
                                       Chairman of the Board and
                                       Chief Executive Office

                                       /s/ Molly K. Heines
                                       -------------------
                                       Secretary

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